EXHIBIT 99.1

Industrial Enterprises of America Acquires Hi-Tach Oil
Thursday April 19, 8:00 am ET

NEW YORK--(BUSINESS WIRE)--Industrial Enterprises of America, Inc. (OTC BB:IEAM - News), a specialty automotive aftermarket supplier, today announced that the Company has purchased Hi-Tach Oil, Co., Inc. for $350,000 in a combination of cash and promissory notes. Hi-Tach, based in Kannapolis, North Carolina, sells and markets a distinct line of high quality oil additives and lubricants. As part of the purchase agreement, IEAM acquired all inventory, purchase orders, marketing materials, formulae and copyrights from Hi-Tach. Additional terms of the transaction were not disclosed.

Hi-Tach's high quality products may be found in independent auto parts stores, automotive chain stores, fast lubes and other retail outlets from coast to coast.

John Mazzuto, Chief Executive Officer of Industrial Enterprises, commented, "Hi-Tach Oil is a perfect complement to our existing Pitt Penn and Unifide product lines, and the transaction represents the purchase of another virtual marketing company that can leverage our existing operations. We will package the Hi-Tach products utilizing capacity at our Pitt Penn facility, thus increasing utilization rates while expanding our distribution footprint. Hi-Tach's stabilizers and lubricants are known for providing superior performance at reasonable prices, completely in sync with our business model."

To learn more Hi-Tach, visit www.hi-tach.com.

About Industrial Enterprises of America

Industrial Enterprises of America, Inc., headquartered in New York, NY, is an automotive aftermarket supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives and chemicals. The company has distinct proprietary brands that collectively serve the retail, professional and discount automotive aftermarket channels.

Contact:
Lippert/Heilshorn & Associates
Chris Witty / Jody Burfening, 212-838-3777
cwitty@lhai.com